Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

AKERNA CORP.,

THE NAV PEOPLE, INC.

and

365 HOLDCO LLC

January 11, 2023

i

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF BUYER

5.01	Organization and Good Standing	13
5.02	Due Authorization; Enforceability	13
5.03	No Conflicts; Consents	14
5.04	Legal Proceedings	14
5.05	No Brokers	14
5.06	Acknowledgment Regarding Company Benefit Plans	14

ARTICLE VI
COVENANTS

6.01	Conduct of the Business	14
6.02	Access to Books and Records	16
6.03	Efforts to Consummate	17
6.04	Exclusive Dealing	17
6.05	Payoff Letters and Lien Releases	17
6.06	Notification	18
6.07	Confidentiality	18
6.08	Post-Closing Services and Cooperation	18

ARTICLE VII
CONDITIONS TO CLOSING

7.01	Conditions to Buyer’s Obligations	19
7.02	Conditions to Seller’s and the Company’s Obligations	20

ARTICLE VIII
TERMINATION

8.01	Termination	21
8.02	Effect of Termination	21

ARTICLE IX
ADDITIONAL COVENANTS

9.01	Disclosure Schedules	21
9.02	Tax Matters	22

ARTICLE X
INDEMNIFICATION

10.01	Limited Survival; Release of Accounts Payable Holdback Amount	24
10.02	Indemnification	24
10.03	Limitations	25
10.04	Claim Procedures	26
10.05	Determination of Amount	26
10.06	Third Party Claims	26
10.07	Tax Treatment of Indemnification Claims	27

ARTICLE XI
DEFINITIONS

11.01	Definitions	27
11.02	Other Definitional Provisions	33

ARTICLE XII
MISCELLANEOUS

12.01	Press Releases and Public Announcements	33
12.02	Transfer Taxes	33
12.03	Expenses	33
12.04	Notices	34
12.05	Succession and Assignment	34
12.06	Severability	34
12.07	References	35
12.08	Construction	35
12.09	Amendment and Waiver	35
12.10	Entire Agreement	35
12.11	Parties in Interest	35
12.12	Dispute Resolution	35
12.13	Delivery by Facsimile or Email	36
12.14	Counterparts	36
12.15	Governing Law	36
12.16	Jurisdiction	36
12.17	Remedies Cumulative	36
12.18	Specific Performance	36

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A – Termination and Release

Exhibit B – Accounts Payable Example

Exhibit C – Shared Services Agreement

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement and not defined in Section 11.01 is set forth in this Glossary:

AAA	35
Acquisition Proposal	17
Agreement	1
Basket Amount	25
Business	1
Buyer	1
Buyer’s Representatives	16
Cap	25
Claim Notice	26
Closing	2
Closing Date	2
Company	1
Company Disclosure Schedule	6
Company Financial Statements	7
Company Shares	1
Disputed Amounts	5
Estimated Closing Consideration	4
Estimated Closing Statement	3
Estimated Closing Working Capital	3
Final Closing Consideration	4
Final Closing Statement	4
Indemnified Party	25
Indemnifying Party	25
Independent Accountant	5
Interim Balance Sheet	7
Interim Balance Sheet Date	7
Interim Company Financial Statements	7
Litigation Conditions	26
Material Contract	9
Outside Date	21
Parties	1
Party	1
Payoff Amount	17
Payoff Letter	17
Post-Closing Adjustment	4
Property Taxes	22
Purchase Price	1
Resolution Period	4
Review Period	4
Seller	1
Statement of Objections	4
Subsidiary	6
Termination and Release	1
Working Capital Holdback	3

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 11, 2023, is made by and among Akerna Corp., a Delaware corporation (“Seller”), The Nav People, Inc., a Delaware corporation d/b/a “365 Cannabis”) (the “Company”), and 365 Holdco LLC, a Delaware limited liability company (the “Buyer”). Buyer, Seller and the Company will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, pursuant to an Amended and Restated Stock Purchase Agreement dated October 1, 2021, as amended June 10, 2022 (the “2021 SPA”), Seller purchased the Company from the owners of the Buyer (the “Buyer Owners”);

WHEREAS, Seller and Buyer now wish for Buyer to purchase the Company from the Seller;

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (the “Company Shares”);

WHEREAS, the Company provides enterprise resource planning software solutions for the cannabis industry (the “Business”);

WHEREAS, Seller and the Buyer Owners desire to enter into an Acknowledgement, Termination and Release in the form set forth as Exhibit A hereto, pursuant to which, among other things, the Buyer Owners shall release certain payment obligations of Seller under the 2021 SPA, which the Buyer acknowledge is, together with the Purchase Price referenced below, sufficient, good and valuable consideration for entering into this Agreement (the “Termination and Release”); and

WHEREAS, in accordance with this Agreement, Buyer wishes to purchase, and Seller wishes to sell and transfer to the Buyer, the Company Shares in exchange for the Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01	Purchase Price. In accordance with this Agreement, at the Closing Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of the Company Shares, free and clear of all Encumbrances, for an aggregate purchase price consisting of $500,000 of cash (the “Cash Purchase Price”), subject to adjustment pursuant to Section 2.03, plus the deemed value of $2,283,806.42 in consideration of the Termination and Release (as further described in the Termination and Release) (the “Earn-out Consideration” and together with the Cash Purchase Price collectively referred to as the “Purchase Price”).

1.02	Withholding. Notwithstanding any provision contained herein to the contrary, Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law; provided, however, that if the Buyer believes that withholding is required with respect to any amounts payable under this Agreement (other than with respect to payments in the nature of compensation to be made to employees or former employees or for failure to deliver a completed and executed Form W-9 or Form W-8 pursuant to Section 2.02(a)(iii)), the Buyer shall provide Seller with notice of the intention to withhold reasonably in advance of such withholding and the opportunity for Seller to provide any statement, form or other documentation that would eliminate the requirement to withhold. If Buyer so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

THE CLOSING

2.01	The Closing. The closing (the “Closing”) shall occur by electronic exchange of documents on January 11, 2023 or three (3) Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions as of the Closing), or at such other time and date as agreed to in writing by the Parties hereto. The date on which the Closing occurs is called the “Closing Date.”

2.02	Effective Time; Closing Transactions.

(a)	At the Closing, Seller and the Company shall deliver the following agreements and documents to Buyer:

(i)	a certificate of the Secretary of the Seller and the Company, respectively, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: (A) the Governing Documents of the Company, (B) the resolutions adopted by the Board of Directors of the Seller and the Company to authorize and adopt this Agreement and the other transactions contemplated hereby, and (C) the incumbency and signatures of the officers of the Seller and the Company, respectively, executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(ii)	written resignations of each officer and director of the Company, effective as of Closing, in form and substance satisfactory to Buyer;

(iii)	a completed Form W-9 or Form W-8, as applicable, duly executed by Seller as applicable;

(iv)	an assignment separate from certificate conveying the Company Shares;

(v)	copies of the Payoff Letters, duly executed by each of the lenders of the Indebtedness;

(vi)	a written termination of Jeff Kiehn’s employment offer letter with Seller, duly executed by each of Jeff Kiehn and Seller, in form and substance reasonably satisfactory to Buyer (the “Kiehn Employment Agreement Termination”);

(vii)	the Termination and Release;

(viii)	a funds flow memorandum (the “Funds Flow Memo”) describing in reasonable detail (including names, amounts, and account numbers) the adjustments to, and recipients of, any portion of the Cash Purchase Price as provided in Section 2.03;

(ix)	any documents or other deliveries of Seller, as applicable, and the Company set forth in Article VII; and

(x)	such other instruments and documents as Buyer may reasonably request for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

(b)	At the Closing, Buyer shall deliver the following agreements and documents to Seller:

(i)	a certificate of the Secretary or equivalent of Buyer, dated as of the Closing Date and in form and substance reasonably satisfactory to Seller, certifying and attaching: (A) the resolutions adopted by the Board of Directors of Buyer to authorize and adopt this Agreement and the other transactions contemplated hereby, and (B) the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Buyer pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(ii)	the Termination and Release, signed by each Buyer Owner; and

(iii)	any documents or other deliveries of Buyer set forth in Article VII.

2.03	Purchase Price Adjustments.

(a)	Purchase Price Adjustments. At the Closing, the Closing Consideration will be calculated by adjusting the Cash Purchase Price in the following manner:

(i)	decreased by the amount, if any, by which the Estimated Closing Accounts Payable Amount exceeds $331,109.47 (the “Target Accounts Payable Amount”);

(ii)	decreased by the Accounts Payable Holdback Amount, which shall be held back by Buyer to satisfy Seller’s obligations pursuant to Section 2.03(c) and pursuant to Section 10.03(d) (the “Accounts Payable Holdback”);

(iii)	decreased by the outstanding Indebtedness of the Company as of immediately before the Closing, to the extent such Indebtedness has not been repaid by a Payoff Letter;

(iv)	increased by the amount of Cash and Cash Equivalents of the Company as of immediately before the Closing;

(v)	and

(vi)	decreased by the Transaction Expenses.

(b)	At least two (2) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement, together with supporting details (the “Estimated Closing Statement”), setting forth Seller’s good faith estimate of the balance sheet of the Company and the Subsidiary on a consolidated basis as of immediately prior to the Closing (without giving effect to the transactions contemplated hereby) and, based thereon, Seller’s good faith estimate of the Closing Consideration and each component thereof, including Closing Accounts Payable Amount (the “Estimated Closing Accounts Payable Amount”), Indebtedness, Cash and Cash Equivalents, and Transaction Expenses, together with a certificate of Seller that the Estimated Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement were being prepared as of a fiscal year end. The Parties agree and acknowledge that Closing Accounts Payable Amount shall be calculated substantially in accordance with the example calculations set forth on Exhibit B (the “Accounts Payable Example”).

(c)	Adjustments to Purchase Price.

(i)	No later than January 31, 2023, Buyer shall prepare and deliver to Seller a statement, together with supporting details (the “Final Closing Statement”), prepared in accordance with GAAP and setting forth Buyer’s good faith calculation of: (A) the Closing Consideration and each component thereof, including Closing Accounts Payable Amount, Indebtedness, Cash and Cash Equivalents, and Transaction Expenses and (B) the resulting adjustments, if any, required to be made to the Closing Consideration pursuant to Section 2.03(c)(ii).

(ii)	If the Closing Consideration, as finally determined pursuant to this Section 2.03 (the “Final Closing Consideration”), is greater than or less than the Closing Consideration reflected in the Estimated Closing Statement (the “Estimated Closing Consideration”), there shall be an adjustment to the Closing Consideration (the “Post-Closing Adjustment”). The Post-Closing Adjustment shall be an amount equal to the Final Closing Consideration minus the Estimated Closing Consideration. In accordance with Section 2.03(d)(vi), if the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller in cash the Post-Closing Adjustment, such payment consisting of release of up to 50% of the Accounts Payable Holdback to Seller (to the extent of such positive number Post-Closing Adjustment) and, if any additional amount remains unpaid, by cash payment to Seller. If the Post-Closing Adjustment is a negative number, (A) Buyer shall initially recover such excess from the Accounts Payable Holdback, provided that Buyer shall only be permitted to recover up to the Accounts Payable Holdback Amount for such Post-Closing Adjustment and (B) if the Post-Closing Adjustment payable to Buyer is less than 50% of the Accounts Payable Holdback Amount, Buyer shall release to Seller the amount equal to the difference between the amount of such Post-Closing Adjustment and 50% of the Accounts Payable Holdback Amount. If the Post- Closing Adjustment is zero, no payment shall be made.

(d)	Examination and Review for Accounts Payable.

(i)	Examination. After receipt of the Final Closing Statement, Seller shall have 10 days (the “Review Period”) to review the Final Closing Statement. During the Review Period, Seller shall have full access to the books and records of the Company, to the employees and advisors of the Company, and work papers prepared by Buyer, to the extent that they relate to the Final Closing Statement and Buyer’s calculations set forth therein and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Closing Statement as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be during normal working business hours and in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)	Objection. On or prior to the last day of the Review Period, Seller may object to the Final Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Accounts Payable Amount and the Post-Closing Adjustment, as the case may be, reflected in the Final Closing Statement shall be deemed to have been accepted by Seller as of the last day of the Review Period. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to promptly resolve such objections (but in no event taking more than 10 days (or such longer period as they may mutually agree) after the delivery of the Statement of Objections (the “Resolution Period”)), and, if the same are so resolved by written agreement of Buyer and Seller within the Resolution Period, the Post-Closing Adjustment and the Final Closing Statement with such changes (if any) as agreed to in writing by Buyer and Seller shall be final and binding.

(iii)	Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of a nationally or regionally recognized firm of independent certified public accountants that Buyer and Seller shall appoint by mutual agreement; provided that if Buyer and Seller are unable to mutually agree upon an independent certified public accounting firm within ten (10) days after the date any party asserts in writing that there are any Disputed Amounts hereunder, Buyer and Seller shall each select an independent certified public accounting firm within five (5) days thereafter and the two (2) independent certified public accounting firms shall mutually agree upon a nationally or regionally recognized independent certified public accounting firm within ten (10) days after being selected (the final independent public accounting firm (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make adjustments (if any) to the Post-Closing Adjustment, and the Final Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. Buyer and Seller shall each furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Independent Accountant may reasonably request.

(iv)	Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For clarity, if Seller’s Disputed Amount is $100,000 and the Independent Accountant awards Seller $30,000, Seller shall pay 70% of the fees of the Independent Accountant.

(v)	Determination by Independent Accountant. The Independent Accountant shall make a written determination with respect to each Disputed Item, which shall include an explanation in writing for the Independent Accountant’s reasons for the determinations set forth therein, as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and the Independent Accountant’s resolution of the Disputed Amounts and adjustments (if any) to the Final Closing Statement and/or the Post-Closing Adjustment (using GAAP) shall be conclusive and binding upon the Parties.

(vi)	Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) if there are not Disputed Amounts, within ten (10) days after acceptance of the Final Closing Statement or (y) if there are Disputed Amounts, then within ten (10) days after the resolution described in clause (v) above; and (B) (1) if a payment is required to be made to Buyer, then Buyer will be entitled to receive from Seller directly by wire transfer of immediately available funds to such account as is directed by Buyer, and (2) if a payment is required to be made to Seller, Buyer shall pay such amount to Seller by wire transfer of immediately available funds to such account as is directed by Seller.

(e)	Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.03 will be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.04	Acknowledgement of Termination and Release. Buyer acknowledges that (a) the Buyer Owners, as beneficial owners of Buyer, shall receive sufficient, good and valuable consideration for the transactions contemplated hereby pursuant to the terms of the Termination and Release; and (b) the Buyer is indirectly benefitting from the Termination and Release.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows in this Article III, except as disclosed in a document of even date herewith and delivered by the Company to Buyer on the date hereof referring to the representations and warranties of the Company in this Agreement (the “Company Disclosure Schedule”).

3.01	Organization and Good Standing; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Dynamics 365 People Software and Services Ltd. (the “Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Each of the Company and the Subsidiary has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its Business as such Business is conducted. Each of the Company and the Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of Business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary has made available to Buyer an accurate and complete copy of each Governing Document of the Company and of the Subsidiary, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. Neither the Company nor the Subsidiary has been dissolved or wound up and there are no reasons that would justify an administrative cancellation of the Company or the Subsidiary. Other than the Subsidiary, the Company has no subsidiaries and the Company does not own any securities of any other Person. The Subsidiary has no subsidiaries and the Subsidiary does not own any securities of any other Person.

3.02	Due Authorization; Enforceability.

(a)	The Company has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party (or will be a party at the Closing) and the consummation of the transactions contemplated hereby and thereby have been (or will be prior to the Closing) duly and validly authorized by all required organizational action on behalf of the Company and, if applicable, the Subsidiary.

(b)	This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03	No Conflicts; Required Filings and Consents. Except as set forth in Schedule 3.03, the execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of the Company or the Subsidiary under: (i) the Governing Documents of the Company or the Subsidiary or (ii) any Law or Order applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected.

3.04	Title to Shares; Capitalization. The authorized and outstanding equity interests of each of the Company and the Subsidiary are each as set forth in Schedule 3.04. The Company Shares represent all of the issued and outstanding equity interests of the Company and, prior to the Closing, the Seller is the only owner of the Company. The Company Shares and the shares of the Subsidiary each were duly and validly issued and are fully paid and non-assessable. The Seller owns all of the issued and outstanding equity interests of the Company, free and clear of all Encumbrances. The Company solely owns all of the issued and outstanding equity interests of the Subsidiary, free and clear of all Encumbrances. Except as set forth in Schedule 3.04, there are no outstanding, issued or authorized obligations, options, warrants, convertible securities, stock appreciation rights, profit interests, capital stock or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or the Subsidiary or obligating the Company or the Subsidiary to issue or sell any equity interests, shares of capital stock of, or any other interest in, the Company or the Subsidiary. There are no outstanding contractual obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company or the Subsidiary or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company or the Subsidiary. Notwithstanding the foregoing, the Company does not make any representations with respect to the subject matter of this paragraph to the extent that the subject matter of this paragraph relates to any facts, circumstances, activities, or matters that occurred or existed prior to the Lookback Date and are not now known by Seller.

3.05	Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a)	Set forth in Schedule 3.05(a) are the following financial statements (collectively, the “Company Financial Statements”): the consolidated balance sheet of the Company and the Subsidiary on a consolidated basis as of October 31, 2022 (such balance sheet, the “Interim Balance Sheet” and such date, the “Interim Balance Sheet Date”), and the related consolidated income statement for the ten-month period then ended (the “Interim Company Financial Statements”).

(b)	The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP applied on a consistent basis throughout the period involved, and fairly present in all material respects the financial condition and results of operations and cash flows of the Company at the respective dates and for the respective periods described above, except as set forth on Schedule 3.05(b) and in the case of the Interim Company Financial Statements, subject to the absence of explanatory footnote disclosures and year-end adjustments required by GAAP, none of which are material. Since January 1, 2022, the Company has not changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c)	Except as set forth in Schedule 3.05(c), the Company has no Indebtedness outstanding as of the date hereof, all of which will be terminated and extinguished at or prior to the Closing Date. The Subsidiary has no Indebtedness outstanding as of the date hereof. Notwithstanding the foregoing, the Company does not make any representations with respect to the subject matter of this paragraph to the extent that the subject matter of this paragraph relates to any facts, circumstances, activities, or matters that occurred or existed prior to the Lookback Date and are not now known by the Seller.

(d)	The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (i) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)	Except as set forth in Schedule 3.05(e), all of the accounts receivable of each of the Company and the Subsidiary (i) represent legal, valid and binding obligations that arose in bona fide transactions from products sold or services rendered by the Company or the Subsidiary in the Ordinary Course of Business and (ii) are not the subject of any Legal Proceedings. To the Knowledge of the Company, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to any of the accounts receivable of each of the Company and the Subsidiary.

3.06	Absence of Certain Changes. During the period from the Interim Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, and except as undertaken by Jeff Kiehn or under the specific direction of Jeff Kiehn which was not at the direction of Seller, the Company has conducted its Business in the Ordinary Course of Business and: (a) there has not been a Material Adverse Effect; (b) neither the Company nor the Subsidiary has taken any action that would have been prohibited or otherwise restricted under Section 6.01 hereof, had such action been taken during the pre-Closing period; and (c) neither the Company nor the Subsidiary has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07	Tax Matters. Except as set forth in Schedule 3.07, since the Lookback Date:

(a)	all Taxes (whether or not shown on any Tax Return) for which the Company or the Subsidiary are liable have been timely paid;

(b)	all Tax Returns required to have been filed by or with respect to the Company or the Subsidiary have been timely filed, and all such Tax Returns are complete and accurate in all material respects;

(c)	no extension of time within which to file any Tax Return required to have been filed by or with respect to the Company or the Subsidiary are in effect;

(d)	there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Seller, proposed or threatened with respect to Taxes for which the Company may be liable;

(e)	all Tax allocation, sharing or indemnity arrangements relating to the Company or the Subsidiary (other than this Agreement or commercial agreements not primarily related to Taxes) will terminate on or prior to the Closing Date and neither the Company nor the Subsidiary will have any liability thereunder after the Closing Date;

(f)	there are no liens for Taxes upon the assets of the Company or the Subsidiary except statutory liens relating to current Taxes not yet due; and

(g)	all Taxes which the Company or the Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity, and the Company and the Subsidiary have complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

The representations and warranties in this Section 3.07 are the sole and exclusive representations and warranties of the Company concerning Tax matters. Notwithstanding anything that may be to the contrary herein, no representation or warranty is made with respect to Taxes that may accrue (or any Tax positions that can be taken) in any periods (or portions of periods) that begin on or after the Closing Date.

3.08	Contracts.

(a)	Schedule 3.08(a) sets forth a correct and complete list of the following Contracts to which, to Seller’s Knowledge, the Company or the Subsidiary has entered into since the Lookback Date, other than those Contracts that (x) have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder or (y) were entered into by Jeff Kiehn (on behalf of the Company or the Subsidiary) or under the specific direction of Jeff Kiehn (each, as amended to date, a “Material Contract”):

(i)	each lease or agreement under which the Company or the Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $25,000;

(ii)	each Contract or group of related Contracts that involves future payments, performance or services or delivery of goods or materials to or by the Company or the Subsidiary of any amount or value reasonably expected to exceed $25,000;

(iii)	requiring or providing for any capital expenditure in excess of $25,000;

(iv)	except for Off-the-Shelf Software and non-exclusive software end-user agreements granted to customers by Company in the Ordinary Course of Business, any Contract for purchase, sale or license, or joint ownership of Intellectual Property from any third party to the Company or the Subsidiary or from the Company or the Subsidiary to any third party

(v)	Contracts with any Affiliate of the Company or the Subsidiary;

(vi)	each Contract that prohibits the Company or the Subsidiary from competing in any line of business, in any field of use or in any geographic area or that restricts the Company’s or the Subsidiary’s ability to solicit or hire any person as an employee;

(vii)	each Contract with any current or former director, officer, employee or equity holder of the Company (other than Contracts relating to any person’s employment with the Company);

(viii)	each Contract under which the Company or the Subsidiary has made advances or loans to another Person, other than with respect to employee advances for business expenses in the Ordinary Course of Business;

(ix)	each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(x)	each Contract for the sale of products by the Company or the Subsidiary that (A) contains “most favored nation” pricing or similar pricing terms or any exclusive or preferential rights to provide, sell or distribute any product of the Company or the Subsidiary to any Person or any other exclusive provisions running in favor or against any of the Company or the Subsidiary or (B) contains any terms providing for a special or extended warranty;

(xi)	each Contract with a term of three (3) years or more following the Closing Date that is not subject to termination, in the sole discretion of the Company or the Subsidiary, upon not more than sixty (60) days’ notice with no termination fee;

(xii)	each Contract relating to an acquisition, sale, merger or divestiture of or by the Company or the Subsidiary (or any current or former Affiliates thereof) that contains any ongoing covenants or indemnification obligation by or for the benefit of the Company or the Subsidiary (or any of its Affiliates);

(xiii)	each Contract that gives any counterparty thereof rights to audit the Company or the Subsidiary and allows such counterparty or their representatives to enter the premises of the Company or the Subsidiary in connection with such audit;

(xiv)	each Contract for the sale of any of the material assets of the Company or for the grant to any Person of any preferential purchase rights to purchase any of its material assets;

(xv)	each Real Property Lease; and

(xvi)	any other contract that is material to the operation of the Company or the Subsidiary, taken as a whole.

(b)	With respect to each Material Contract, and except as set forth in Schedule 3.08, (i) such Material Contract is the legal and valid obligation of the Company or the Subsidiary, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or the Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and Company has performed all material obligations required to be performed by it under the Material Contracts and neither the Company nor the Subsidiary is in breach of, or default under, any Material Contract in any material respect, and to the Knowledge of the Company no other party to any Material Contract is in breach or default thereunder in any material respect, and (iii) the Company has not received or given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. Seller has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments, waivers or other changes to such Material Contracts. The Company has paid Agriware all amounts owed to Agriware through the Closing Date.

3.09	Intellectual Property. The Company solely owns or licenses or otherwise possesses all legal rights to all Intellectual Property used in the business of the Company or the Subsidiary. Notwithstanding the foregoing, the Company does not make any representations with respect to the subject matter of this paragraph to the extent that the subject matter of this paragraph relates to any facts, circumstances, activities, or matters that occurred or existed prior to the Lookback Date that are not now known by the Seller.

3.10	Legal Proceedings. None of the Company, the Subsidiary, nor any of the Company’s or the Subsidiary’s directors or officers is a party or is named as subject to the provisions of any Order, such as would affect the ability of such the Company or Seller to enter into or consummate this Agreement or any Transaction Document. Notwithstanding the foregoing, the Company does not make any representations with respect to the subject matter of this paragraph to the extent that the subject matter of this paragraph relates to any facts, circumstances, activities, or matters that occurred or existed prior to the Lookback Date that are not now known by the Seller.

3.11	Relationships with Related Persons. Except as set forth in Schedule 3.11, and except with respect to Contracts entered with Jeff Kiehn or any other Affiliate of the Buyer, neither the Company nor the Subsidiary is party to any Contracts with the Seller or any Affiliate, shareholder, employee, officer or director of the Seller other than Contracts governing an individual’s provision of services to the Company or the Subsidiary and employee benefits. Except with respect to Contracts entered into by Jeff Kiehn (on behalf of the Company or the Subsidiary) or under the specific direction of Jeff Kiehn, neither the Company nor the Subsidiary has loaned any amounts that remain outstanding to any director, officer, shareholder, member, manager or employee of the Company or the Subsidiary, and neither the Company nor the Subsidiary has borrowed funds from any of the foregoing that remains outstanding. Except as set forth on Schedule 3.11, neither the Seller nor any Affiliate of the Seller (other than the Company or the Subsidiary), (i) owns any material property right, tangible or intangible, which is used by the Company or the Subsidiary in the conduct of its Business or (ii) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of the Company or the Subsidiary.

3.12	No Brokers. Except as set forth in Schedule 3.12, the Company is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Buyer or the Company (following the Closing). Any such fees will be deemed Transaction Expenses.

3.13	Title, Condition and Sufficiency of Assets. The Company or the Subsidiary has sole, valid, and good title to all of the assets (including any tangible or intangible assets or personal property) owned by the Company or the Subsidiary or a valid leasehold interest in or contractual right to use, the assets necessary for the conduct of the Business, and all of such assets are free and clear of all Encumbrances, except for Permitted Liens. Notwithstanding the foregoing, the Company does not make any representations with respect to the subject matter of this paragraph to the extent that the subject matter of this paragraph relates to any facts, circumstances, activities, or matters that occurred or existed prior to the Lookback Date that are now not known by the Seller.

3.14	Compliance with Law. Since the Lookback Date, and except with respect to actions or omissions taken (or not taken, in the case of omissions) by Jeff Kiehn (on behalf of the Company or the Subsidiary) or under the specific direction of Jeff Kiehn or known to Jeff Kiehn, the Company and the Subsidiary are, and have at all times been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, and except with respect to actions or omissions taken (or not taken, in the case of omissions) by Jeff Kiehn (on behalf of the Company or the Subsidiary) or under the specific direction of Jeff Kiehn or known to Jeff Kiehn, neither the Company nor the Subsidiary is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements. To the Knowledge of the Company, neither the Company nor the Subsidiary has received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Legal Requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows in this Article IV:

4.01	Title to Company Shares. Seller has good and valid title to the Company Shares. The Company Shares, when sold and delivered in accordance with and for the consideration set forth in this Agreement, will be free and clear of all Encumbrances and free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement, the Transaction Documents and applicable state and federal securities Laws. Notwithstanding the foregoing, the Seller does not make any representations with respect to the subject matter of this paragraph to the extent that the subject matter of this paragraph relates to any facts, circumstances, activities, or matters that occurred or existed prior to the Lookback Date.

4.02	Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all requisite organizational power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Seller is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no pending, or to the Knowledge of Seller, threatened, action for the dissolution, liquidation or insolvency of Seller.

4.03	Due Authorization; Enforceability.

(a)	Seller has the full requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)	This Agreement and each of the other Transaction Documents to which Seller is a party (or will be a party at the Closing) has been (or will be prior to Closing) duly executed and delivered by Seller and, assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement and each of the other Transaction Documents to which Seller is a party (or will be a party at the Closing) constitutes (or will constitute) a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.04	No Conflicts; Consents. The execution and delivery of this Agreement by Seller and the execution and delivery of the other Transaction Documents to which Seller is a party does not and will not conflict with, result in any breach of, constitute a default under or result in the creation of any Encumbrance under any assets of Seller or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of Seller, or (ii) any Law or Order applicable to Seller, or by which any property or asset of Seller is bound or affected; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05	Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of Seller, threatened, that (a) challenge the validity or enforceability of Seller’s obligations under this Agreement or the other Transaction Documents to which Seller is a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Seller of the transactions contemplated herein or therein or (c) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.06	Legal Requirements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller is, and since January 1, 2022 has been, in compliance with all applicable Legal Requirements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

4.07	No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Seller.

4.08	Solvency. Seller does not have the intent to hinder, delay, defraud, or avoid any obligation to any past, present, or future creditor in the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company as follows:

5.01	Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. There is no pending, or to the Buyer’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of Buyer.

5.02	Due Authorization; Enforceability.

(a)	Buyer has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)	This Agreement and each of the other Transaction Documents to which Buyer is a party (or will be a party at the Closing) has been (or will be prior to Closing) duly executed and delivered by Buyer and, assuming that this Agreement is a valid and binding obligation of Seller, this Agreement and each of the other Transaction Documents to which Buyer is a party (or will be a party at the Closing) constitutes (or will constitute) a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

5.03	No Conflicts; Consents.

(a)	The execution and delivery of this Agreement by Buyer and the execution and delivery of the other Transaction Documents to which Buyer is a party does not and will not conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of Buyer or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of Buyer; or (ii) any Law or Order applicable to Buyer, or by which any property or asset of Buyer is bound or affected; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)	Except as would not have a Buyer Material Adverse Effect, Buyer is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04	Legal Proceedings. There are no material Legal Proceedings pending or, to the Buyer’s Knowledge, threatened, that (a) challenge the validity or enforceability of Buyer’s, obligations under this Agreement or the other Transaction Documents to which Buyer is a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Buyer of the transactions contemplated herein or therein or (c) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.05	No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Buyer.

5.06	Acknowledgment Regarding Company Benefit Plans. Buyer acknowledges that Seller or its Affiliates will terminate the Company Employee Benefit Plans as of or prior to Closing and that Buyer and the Company (post-Closing) will be responsible for post-closing benefit plans of the Company’s employees.

ARTICLE VI

COVENANTS

6.01	Conduct of the Business.

(a)	From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (A) as set forth in Schedule 6.01, (B) if Buyer will have consented (such consent not to be unreasonably withheld, conditioned, or delayed), (C) as otherwise expressly contemplated by this Agreement, or (D) with regard to any Company or Subsidiary action taken by Jeff Kiehn or under the direction of Jeff Kiehn which was not at the specific direction of the Seller, Seller will not take any actions that are intended to or are reasonably likely to cause the Company and the Subsidiary to conduct the Business other than in the Ordinary Course of Business, and Seller shall not take any actions (or fail to take any commercially reasonable action) that are intended to or are reasonably likely to have a material adverse effect on the current business organization and ongoing operations of the Company and the Subsidiary, its relations and goodwill with suppliers, customers, landlords, employees and creditors with its rights or obligations under the Material Contracts, or the properties and assets of the Company and the Subsidiary including their current state of repair and condition (excluding normal wear and tear). Without Buyer’s consent (such consent not to be unreasonably withheld, conditioned, or delayed), and except for actions taken by Jeff Kiehn or under the direction of Jeff Kiehn which was not at the specific direction of the Seller, Seller will not, and will not take any action that requires the Company or the Subsidiary to:

(i)	issue, sell or deliver any of the Company’s or the Subsidiary’s equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the Company’s or the Subsidiary’s equity securities;

(ii)	recapitalize, reclassify, combine, split, subdivide or redeem, declare any stock or equity dividend, purchase or otherwise acquire or otherwise make any change in, directly or indirectly, the Company’s or the Subsidiary’s equity interests or make any other change with respect to the Company’s or the Subsidiary’s capital structure;

(iii)	amend its Governing Documents;

(iv)	make any redemption or purchase of its equity interests;

(v)	create any new Subsidiary;

(vi)	(A) sell, assign or transfer any material portion of its tangible assets, or (B) mortgage, encumber, pledge, or impose any Encumbrance upon any of its assets;

(vii)	incur or guaranty any Indebtedness, or amend and restate any existing Indebtedness (other than terminations, cancellations, or reductions of Indebtedness);

(viii)	adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of the Company or the Subsidiary;

(ix)	sell, assign, transfer or exclusively license any material Intellectual Property, including any Software;

(x)	enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof;

(xi)	terminate, cause the termination of, amend, renew, modify or extend any Material Contract in any material respect, or waive or release any rights or claims thereunder;

(xii)	fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xiii)	directly or indirectly, merge with or into, consolidate with or acquire any material asset out of the ordinary course of, make any capital contributions to, or investments in, or any advance or loan to, or acquire the securities of, any other Person;

(xiv)	make any capital expenditures or commitments therefor other than those reflected in the Company’s or the Subsidiary’s budget as of the date hereof as listed on Schedule 6.01(a)(xiv) hereto in an amount not to exceed $25,000;

(xv)	enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business consistent with past practice;

(xvi)	except as required under the terms of any Company Employee Benefit Plan as in effect on the date hereof, (i) increase salaries, bonuses or other compensation or remuneration and benefits payable by the Company to any of its employees, officers, directors or other service providers; (ii) increase the benefits provided to any Person under any Company Employee Benefit Plan; (iii) hire or engage the services of any Person with annual base compensation in excess of $80,000; or (iv) terminate or amend any Company Employee Benefit Plan or adopt any new arrangement for the benefit or welfare of any officer or employee, director or other service provider of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(xvii)	settle any Legal Proceeding;

(xviii)	cancel any material third-party indebtedness owed to the Company or the Subsidiary;

(xix)	prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes;

(xx)	adopt, amend or terminate any Company benefit plan (including, for avoidance of doubt, any retention bonus plan, transaction bonus plan, change of control plan, or other compensatory plan with respect to any employees or consultants of the Company or the Subsidiary) or otherwise commit to pay any bonuses or other compensation to any employees of the Company or the Subsidiary outside the ordinary course of business; or

(xxi)	agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b)	From the date hereof until the earlier of the termination of this Agreement and the Closing Date, without the prior written approval of Buyer (which approval may be given or denied in Buyer’s sole discretion), Seller shall not permit the Company or the Subsidiary to, directly or indirectly, declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property other than a distribution of cash not included in the Estimated Closing Statement.

6.02	Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller will provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Company and the Subsidiary in order for Buyer to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 6.02, Buyer and the Buyer’s Representatives will not be permitted to interfere unreasonably with the conduct of the Business. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Company or the Subsidiary to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law.

6.03	Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02). The Parties acknowledge and agree that nothing contained in this Section 6.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any Party’s obligations under this Agreement. During the period prior to the Closing Date, each Party shall act diligently and reasonably and shall use its respective commercially reasonable efforts to secure any consents, waivers and approvals of any third party required to be obtained to consummate the transactions contemplated by this Agreement.

6.04	Exclusive Dealing.

(a)	Seller and the Company shall not, and shall not authorize or permit any Affiliates (including the Company) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate or facilitate inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Seller do not have any Acquisition Proposal as of the date of this Agreement. Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company and the Subsidiary) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or the Subsidiary; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company or the Subsidiary; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s or the Subsidiary’s properties or assets.

(b)	In addition to the other obligations under this Section 6.04, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)	The Company agrees that the rights and remedies for noncompliance with this Section 6.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.05	Payoff Letters and Lien Releases. At least three Business Days prior to the anticipated Closing, Seller shall deliver to Buyer a customary payoff letter or letters (collectively, the “Payoff Letters”) executed by the lenders of the Indebtedness, which letter will set forth (a) the total amount required to be paid at Closing to satisfy in full the repayment of all Indebtedness of the Company (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Buyer’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

6.06	Notification.

(a)	From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Seller or the Company become aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or Seller in Article IV or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, Seller will promptly disclose in writing to Buyer such breach. If Seller fails to promptly notify Buyer under this Section 6.06, a failure to comply with this Section 6.06 shall not cause the failure of any condition set forth in Section 7.01(a) or Section 7.01(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 7.01(a) or Section 7.01(b) to be satisfied.

(b)	From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Buyer has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article V or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, Buyer will promptly disclose in writing to Seller such breach. If Buyer fails to promptly notify Seller under this Section 6.06, a failure to comply with this Section 6.06 shall not cause the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied.

6.07	Confidentiality. The Buyer, the Seller and the Company shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any of the other Parties to this Agreement, and the transactions contemplated hereby, except to the extent that such Party as the recipient can show that such information (a) is generally available to and known by the public through no fault of such Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by such Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Party or any of its Affiliates or its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the disclosing party in writing and shall disclose only that portion of such information which such Party is advised by counsel is legally required to be disclosed, provided that such Party use commercially reasonable efforts, at the disclosing party’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event of a breach or a threatened breach by such Party of such restrictions, such Party acknowledges and agrees that the disclosing party is entitled to specific performance and/or injunctive or other relief to enforce, or prevent any violations of, the provisions of this Section 6.07 without the requirement of posting bond, in addition to any other remedy to which the disclosing party may be entitled at Law or in equity.

6.08	Post-Closing Services and Cooperation.

(a)	For a period of 60 days after Closing, Seller shall provide the necessary access to and act in good faith to facilitate the transfer and integration of the Company’s emails and email system, GoogleAd software, SalesForce accounts, HubSpot accounts, and Sharepoint accounts with the business and operations of the Buyer, all such third-party integration costs to be at the Company’s sole expense. For 60 days after the Closing, Sellers shall cause the appropriate employees of Seller to be available to Buyer to assist in the business transition related to the existing operations of the Business, including transitioning employees, suppliers, vendors, accounting, financial and billing information and other administrative matters. Services shall consist of being available for reasonable telephonic consultation during customary business hours for a period of 60 days following the Closing to respond to Buyer’s inquiries related to operation of the business and to effect any transition of employees, suppliers, vendors or other matters as reasonably requested by Buyer to fulfill this Agreement.

(b)	To the extent that any customers of the Company are, as of the date of this Agreement, currently using Seller’s Viridian software, Seller shall allow such customers to continue using the Viridian software until March 31, 2023.

(c)	Buyer and Seller shall cooperate in good faith to enable the Company’s post-Closing employees to have access and control of the Company’s bank accounts and to remove from such bank accounts any personnel that are not employees of the Company after Closing.

6.09	Cancellation and Release. The Seller hereby irrevocably cancels any and all amounts that are due from the Company to Seller or any of its Affiliates as an intercompany payable, accounts payable or other similar obligation (whether or not set forth on the Interim Balance Sheet collectively referred to as the “Inter-company Payable”) and hereby releases and discharges the Company with respect to the payment of any Inter-company Payable.

6.10	Certain Payments. Seller shall make the payroll payment set forth in Section 7.01(h) prior to January 15, 2023 and shall be responsible for and pay all compensation due to any employees terminated by the Seller (other than the Transferred Employees) through January 31, 2023. Seller shall also be responsible for any pay any accounts payable owing to Microsoft Corporation and Companial that are past due as of the Closing Date.

6.11	Lease Termination. Seller will negotiate a written termination of the Lease Agreement dated January 29, 2019 (as amended, the “Lease”) between 701 Bridger, LLC and the Company or an assumption or assignment of such Lease by the Seller, in form and substance reasonably acceptable to Buyer, in either case which results in no continuing liability or obligation to the Company prior to April 30, 2023 (the “Lease Termination).

ARTICLE VII

CONDITIONS TO CLOSING

7.01	Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a)	As certified in a closing certificate delivered by the Seller at the Closing (the “Seller Closing Certificate”), the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.05(c), 3.12, 3.07, 3.13, 4.01, 4.02, 4.03, and 4.07 shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct in all material respects (in the case of any representation or warrant not qualified by “materiality” or “Material Adverse Effect”) as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date);

(b)	Seller and the Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)	No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(d)	There will not have been a Company Material Adverse Effect since the date hereof;

(e)	The Company will have delivered to Buyer a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 7.01(a), Section 7.01(b) and Section 7.01(d) have been satisfied;

(f)	Seller shall have delivered the required consents set forth on Schedule 7.01(f);

(g)	Seller shall have terminated the employees set forth on Schedule 7.01(g) who are intended to be employed by the Company at or after Closing (the “Transferred Employees”)

(h)	Seller shall have prepaid the payroll for the pay period ending January 15, 2023 for all of the Transferred Employees; and

(i)	Seller shall have executed and delivered any Transaction Document to which Seller is a party.

7.02	Conditions to Seller’s and the Company’s Obligations. The obligation of Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller and the Company in writing) of the following conditions as of the Closing Date:

(a)	the representations and warranties contained in Article V of this Agreement will be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not have, a Buyer Material Adverse Effect;

(b)	Buyer will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)	No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(d)	Buyer will have delivered to Seller and the Company a certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(e)	Buyer shall have executed and delivered any Transaction Document to which Buyer is a party.

ARTICLE VIII

TERMINATION

8.01	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Buyer, Seller and the Company;

(b)	by Buyer by written notice to Seller and the Company, if any of the representations or warranties of Seller or the Company set forth in Article III and Article IV will not be true and correct in any material respect, or if Seller or the Company has failed to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied at or prior to the Outside Date, and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Seller and the Company;

(c)	by Seller and the Company by written notice to Buyer, if any of the representations or warranties of Buyer set forth in Article V will not be true and correct in any material respect, or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied at or prior to the Outside Date, and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Buyer; and

(d)	by Buyer or Seller and the Company by written notice to Seller and the Company or Buyer, as applicable, if the Closing has not occurred on or prior to 5 pm Mountain time on February 15, 2023 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.01(d) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

8.02	Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, all obligations of the Parties hereunder (other than this Section 8.02 and Article XI hereof, which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided that no termination will relieve a Party from any liability arising from or relating to any willful and material breach of a representation or a covenant by such Party prior to termination.

ARTICLE IX

ADDITIONAL COVENANTS

9.01	Disclosure Schedules. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Disclosure Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of Seller’s, the Company’s or Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

9.02	Tax Matters.

(a)	Straddle Periods. Whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Tax Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill. Whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Section 951 of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code.

(b)	Tax Returns.

(i)	Seller shall timely file or cause to be timely filed when due, at Seller’s own expense, (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary on or prior to the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)	All Tax Returns that Seller or Buyer is required to file or cause to be filed in accordance with this Section 9.02(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(c)	Contest Provisions.

(i)	Buyer shall notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company or any Subsidiary, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any Pre-Closing Taxer Period or to any Straddle Period (a “Pre-Closing Tax Contest”).

(ii)	Buyer shall have the sole right to represent the Company’s interests in any Pre- Closing Tax Contest, and to employ counsel of Buyer’s choice at Buyer’s expense; provided, however, that Seller shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit or proceeding, and Buyer shall not settle or compromise such Pre-Closing Tax Contest without Seller’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d)	Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)	timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 12.02 (relating to sales, transfer and similar Taxes);

(ii)	assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.02(b), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)	cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any Subsidiary;

(iv)	make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any Subsidiary; and

(v)	furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company or any Subsidiary; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable under the terms of this Agreement.

(e)	Post-Closing Actions. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, Buyer shall not, with respect to the Company or any Subsidiary for a Pre-Closing Tax Period: (i) amend, refile or otherwise modify any Tax Return, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax, (iii) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any taxing authority, (iv) report any Tax deduction related to Transaction Expenses or any other compensatory amounts or transaction expenses that are paid or accrued on or before the Closing Date pursuant to the “next day rule” under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) or elect to ratably allocate items pursuant to Treasury Regulations section 1.1502- 76(b)(2) (or any similar provision of applicable Law), (v) make or change any Tax election (including any election under Section 336(e) or Section 338 of the Code, or under any analogous or similar rules in any relevant Tax jurisdiction), or (vi) file any Tax Return in a jurisdiction where the Company have not previously filed Tax Returns for any Tax period.

(f)	Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 9.02 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

ARTICLE X

INDEMNIFICATION

10.01	Limited Survival; Release of Accounts Payable Holdback Amount. All representations and warranties set forth in Article III, Article IV and Article V of this Agreement and in any certificate delivered pursuant hereto shall automatically will terminate, expire and be of no further force or effect upon the earlier to occur of 11:59 p.m. Denver time on April 30, 2023 or the termination of this Agreement pursuant to Article VIII. To the extent that, as of 11:59 p.m. Denver time on April 30, 2023, (a) any Accounts Payable Holdback Amount has not been paid by Buyer to Seller or retained by Buyer (in each cash pursuant to the adjustment provisions of Section 2.03(d)(vi)), and (b) Buyer has not delivered, by 11:59 p.m. Denver time on April 30, 2023, to Seller a written notice of a claim for indemnification under this Article X, Buyer shall release and pay to Seller all of the remaining Accounts Payable Holdback Amount that was not paid or retained pursuant to the adjustment provisions of Section 2.03(d)(vi). To the extent that, by 11:59 p.m. Denver time on April 30, 2023, Buyer has delivered to Seller a written notice of a claim for indemnification under this Article X, pending resolution of such claim, Buyer may retain all of the remaining Accounts Payable Holdback Amount that was not paid or retained pursuant to the adjustment provisions of Section 2.03(d)(vi), provided that after final, non-appealable disposition of such claim (whether through adjudication, arbitration, or mutual written agreement of the parties), Buyer shall promptly pay to Seller any amounts of such Accounts Payable Holdback Amount available and not owing to Buyer pursuant to Section 10.03(d).

10.02	Indemnification.

(a)	Indemnification by Seller. Seller shall indemnify, defend, and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)	any inaccuracy in or breach of any representation or warranty made in Article III or Article IV;

(ii)	any Indebtedness of the Company or the Subsidiary incurred after the Lookback Date and before the Closing Date;

(iii)	any Pre-Closing Taxes; and

(iv)	any claims or liabilities with respect to the Lease or the failure to obtain the Lease Termination prior to April 30, 2023.

(b)	Damage to Buyer. The parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation as set forth in Section 10.02(a), then (without limiting any of the rights of the Company or the Company’s Subsidiary as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the Company and the Company’s Subsidiary, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(c)	Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty made in Section 5.01.

(d)	The Party (including its Affiliates) making a claim under this Article X is referred to as the “Indemnified Party” and the Party against whom such claim is asserted under this Article X is referred to as the “Indemnifying Party”.

10.03	Limitations

(a)	Basket. Subject to Section 10.03(b), Section 10.03(c), and Section 10.03(d), Seller shall not be required to make any indemnification payment pursuant to Section 10.02(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise directly or indirectly become subject, exceeds $25,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages, including the Basket Amount.

(b)	Applicability of Basket. The limitations set forth in Section 10.03(a) shall not apply in the event of fraud, intentional misrepresentation or willful misconduct (whether on the part of Seller or the Company).

(c)	Cap. Subject to Section 10.03(d), the maximum aggregate liability of Seller to the Buyer Indemnitees for monetary Damages resulting from the matters referred to in Section 10.02(a)(i) shall be limited to $250,000 (the “Cap”).

(d)	Applicability of Cap; Sources of Recovery.

(i)	The Cap shall not apply in the case of Damages arising from fraud, willful breach, or intentional misrepresentation, in which case Damages will be uncapped.

(ii)	With respect to any claims under Section 10.02(a)(i) (other than to the extent such claims arise from fraud, willful breach, or intentional misrepresentation), Buyer shall first recover any Damages from, first, the Accounts Payable Holdback Amount (to the extent available), and second, after exhaustion of Accounts Payable Holdback Amount (to the extent available), Damages in excess thereof and up to the Cap shall be payable in cash.

10.04	Claim Procedures. Any Buyer Indemnitee seeking indemnification hereunder shall promptly give to Seller a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any Action by or against a third Person as to which indemnification will be sought shall be given promptly after the Action is commenced. The failure to give notice as provided in this Section 10.04 shall not relieve Seller of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

10.05	Determination of Amount. After the giving of any Claim Notice pursuant to Section 10.04, the amount of indemnification to which a Buyer Indemnitee shall be entitled under this Article X shall be determined: (i) by the written agreement between the Buyer Indemnitee and Seller; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Buyer Indemnitee and Seller shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

10.06	Third Party Claims.

(a)	Any Buyer Indemnitee seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Buyer Indemnitee (a “Third Party Claim”) shall notify Seller in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Buyer Indemnitee of written notice of the Third Party Claim (including personal service of process). Thereafter, the Buyer Indemnitee shall deliver to Seller, promptly after the Buyer Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by Buyer relating to the Third Party Claim. The failure to give notice as provided in this Section 10.06 shall not relieve Seller of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)	In the event of the initiation of any Action against the Buyer Indemnitee by a third Person for which Buyer Indemnitee is seeking indemnification provided for under this Agreement, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after its receipt of a Claim Notice from the Indemnified Party relating to a Third Party Claim, subject to the limitations set forth in this Section 10.06, to assume the defense of such Third Party Claim and appoint lead counsel for such defense (so long as such lead counsel is reasonably acceptable to the Indemnified Party), in each case at the Indemnifying Party’s expense. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) solely monetary damages, (ii) the reasonably expected amount of Damages with respect to such Third Party Claim would not exceed the maximum indemnification obligation of the Indemnifying Party with respect to such Third Party Claim, (iii) the Indemnifying Party agrees in writing to be fully responsible for all Damages (subject to the limits in this Article X) relating to such Third Party Claim, (iv) the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation, and (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is a customer, supplier or employee of the Company (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”.

(c)	In the event that the Indemnifying Party assumes the defense of any Third Party Claim in accordance with the provisions of this Section 10.06:

(i)	the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim subject to the Indemnifying Party’s right to control the defense thereof; provided, however, if the named parties to the Legal Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party;

(ii)	the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (A) the settlement does not unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim, (B) the settlement imposes injunctive or other equitable relief against, or requires any payment by, the Indemnified Party or any of its Affiliates, (C) the settlement contains any statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, or (D) the settlement may reasonably be expected to have a material adverse effect on the business of the Indemnified Party; and

(iii)	if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume the defense of such Third Party Claim, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article X.

(d)	If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 10.06, the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim, and, only if the Indemnifying Party is required to make any payment, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(e)	Each Party shall cooperate, and cause its Affiliates to cooperate, at the Indemnifying Party’s expense, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, subject to attorney- client privilege.

10.07	Tax Treatment of Indemnification Claims. Buyer and Seller agree to report each indemnification payment made in respect of Damages as an adjustment to the Purchase Price for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance).

ARTICLE XI

DEFINITIONS

11.01	Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounts Payable Holdback Amount” means an amount equal to $100,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in Denver, Colorado are authorized or obligated by Law to close.

“Buyer Indemnitees” means the following Persons: (a) Buyer; (b) Buyer’s Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Company shall not be deemed to be a “Buyer Indemnitee.”

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Buyer’s Knowledge” or any similar phrase, with respect to Buyer, means the actual knowledge of the executive officers of the Buyer.

“Buyer Owners” means each of Matthew Dredge, Ian Humphries, Jeff Kiehn, David Walker and Quartermain Investment Holdings Ltd.

“Cash and Cash Equivalents” means the cash and cash equivalents (including marketable securities and short-term investments, but excluding any required deposits or outstanding checks) of the Company.

“Closing Consideration” means the Cash Purchase Price, as adjusted in accordance with Section 2.03(a).

“Closing Accounts Payable Amount” means the outstanding accounts payable of the Company, determined as of immediately preceding Closing (without giving effect to the transactions contemplated hereby) in accordance with GAAP based on the methodology and procedures used in preparation of the calculation of the Target Accounts Payable Amount as reasonably agreed by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Benefit Plan” means each “employee benefit plan” maintained by the Seller or its Affiliates prior to Closing, in each case regarding which the personnel who perform services for the Company are provided benefits thereunder.

“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“COVID Related Deferrals” means any Tax liabilities or other amounts or liabilities of or with respect to a Company Party for or allocable to any Pre-Closing Tax Period, the payment of which is deferred, on or prior to the Closing Date, to a Post-Closing Tax Period pursuant to the CARES Act or any other Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (i) Cash and Cash Equivalents, (ii) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, and (iii) receivables from any of the Company’s Affiliates, directors, managers, employees, officers or any of their respective Affiliates or Representatives, calculated on a basis consistent with GAAP, and to the extent consistent with GAAP using the accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” shall include accounts payable, accrued Taxes and accrued expenses, but excluding (i) payables to any of the Company’s Affiliates, managers, employees or officers to the extent such balances are captured in Indebtedness, and (ii) any Indebtedness of the Company, calculated on a basis consistent with GAAP, and to the extent consistent with GAAP using the accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Damages” means any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that Damages excludes consequential damages, lost profits, incidental damages, indirect damages, and special damages.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, title defect, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“GAAP” means the United States generally accepted accounting principles, at the time in effect, applied consistently with the Company’s historical practices.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indebtedness” means, as of any time of determination, without duplication, the aggregate consolidated indebtedness of the Company, including, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any payment obligations in respect of banker’s acceptances or letters of credit or any other commitment by which a Person assures a financial institution against loss, (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been, in accordance with GAAP, recorded as capital leases, (vi) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (vii) in respect of “earn-out” obligations and all other obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) any obligations referred to in the foregoing clauses (i) through (vii) of any Person which are either guaranteed or secured by any Encumbrance upon the Company or any of its assets or properties (ix) any income Taxes payable by the Company accrued prior to or on the Closing Date, (x) all COVID Related Deferrals, and (xi) accrued and unpaid or declared and unpaid interest of any such foregoing obligation and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations. Notwithstanding the foregoing, “Indebtedness” does not include any intercompany obligations exclusively between or among the Company.

“Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications, design patents or registrations, design applications, inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Patent Rights”); (ii) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, Software, compilations, databases, derivative works, literary works, mask works, and sound recordings; (i) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) confidential and proprietary information, and know-how, including confidential processes, algorithms, data, Software, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret (“Trade Secrets”).

“Knowledge”, including the phrases “to the Knowledge of the Company” or “to the Knowledge of the Seller”, means (i) the actual knowledge of Ray Thompson, David McCullough, Dean Ditto or Jessica Billingsley or (ii) the knowledge that Ray Thompson, David McCullough, Dean Ditto or Jessica Billingsley would have after reasonable inquiry of the employees of the Company who are responsible for the matter in question.

“Law” means any foreign, federal, state or local statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order enacted, adopted, issued, promulgated or enforced by any Governmental Entity.

“Legal Proceeding” means any claim, action, audit, hearing, investigation, litigation, suit, arbitration or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable Laws, statutes, rules, regulations, codes, ordinances, agency guidance, Permits, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or the Company or the Subsidiary and the operations thereof.

“Lookback Date” means October 1, 2021.

“Material Adverse Effect” means any event, change, occurrence, fact, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, taken as a whole, other than any event, change, occurrence, fact, development or effect arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which the Company operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (v) any medical epidemics or outbreaks, any emergency declaration or recommendation by any federal, state or local government or authority as a result of any threatened or actual pandemic or health care or other emergency, or any other event that requires the closure of any of the Company’s offices in order to protect the health, safety or welfare of the Company’s employees as a result of an epidemic, pandemic or other health care or other emergency; provided, that in the case of each of the clauses (i) through (v) set forth above, only to the extent that any such event, change, occurrence, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company relative to other companies in the Company’ industry).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day- to-day operations of such Person.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; and (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property Leases that are not violated by the use and operation as of the date hereof or the proposed use of the Leased Real Property Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period for the period between the Lookback Date and the Closing and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes (or nonpayment thereof) of or imposed on or with respect to the Company or any Subsidiary for the period between the Lookback Date and the Closing (as determined, in the case of a portion of a Straddle Period, based on Section 10.02(a)); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member for the period between the Lookback Date and the Closing; (c) any liability for Taxes of any Person (other than the Company or a Subsidiary) with respect to for the period between the Lookback Date and the Closing is liable as a result of a contractual obligation to indemnify any Person entered into for the period between the Lookback Date and the Closing; and (d) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on a Company Party as a transferee or successor, or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring for the period between the Lookback Date and the Closing; provided, however, that Pre-Closing Taxes shall not include any Taxes that are taken into account as current Tax liabilities in the Closing Accounts Payable Amount, Indebtedness, or Transaction Expenses, in each case as finally determined.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” means the following Persons: (a) Seller; (b) Seller’s Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Company shall not be deemed to be a “Seller Indemnitee” from and after the Closing.

“Shared Services Agreement” means the Shared Services Agreement substantially in the form attached as Exhibit C.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, environmental, escheat or unclaimed property or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means, collectively, this Agreement, the Funds Flow Memo, the Shared Services Agreement, and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transaction Expenses” means, with respect to Seller and the Company, all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, the fees and expenses charged by a lender pursuant to the Payoff Letters, any severance payments, transaction bonuses, change in control payments and any other similar payments triggered as a result thereof (including the employer’s share of any payroll Taxes related thereto) and other costs and expenses associated with any of the foregoing.

11.02	Other Definitional Provisions.

(a)	Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)	Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01	Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or the rules of a securities exchange upon which a Party’s securities are traded (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

12.02	Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by Seller or the Company as a Transaction Expense.

12.03	Expenses. Each party shall pay its own fees and expenses arising in connection with this Agreement, including, but not limited to, attorneys’ fees, accountants’ fees, and fees of investment bankers, brokers lenders or other representatives and consultants.

12.04	Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Seller:

Akerna Corp.
1500 Larimer Street, #246
Denver, Colorado 80202
Attn: Scott Sozio
Email: ***

with a copy to (which will not constitute notice):

Dorsey & Whitney LLP
Attention: David Mangum and Jason Brenkert
1400 Wewatta Street, Suite 400
Denver, Colorado 80202
***

Notices to Buyer:

365 Holdco LLC
3025 Belcastro Street
Las Vegas, NV 89117

with a copy to (which will not constitute notice):

Carl Kleidman, Esq.
4364 Black Rock Tpke
Fairfield CT 06824

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.05	Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Buyer or Seller.

12.06	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

12.07	References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

12.08	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.09	Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Buyer, the Company, and the Seller and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10	Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. This Agreement expressly terminates the letter of intent between the Buyer and the Company dated November 7, 2022, as amended.

12.11	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.12	Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement, or the Transaction Documents, or the breach termination, enforcement or validity thereof, including the determination of the scope and applicability of this agreement to arbitrate shall be determined by arbitration in Denver, Colorado. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its applicable Commercial Arbitration Rules. The parties shall agree on a single arbitrator experienced in commercial transactions, provided that if the parties fail to agree on an arbitrator within ten (10) days following the commencement of the dispute, one arbitrator shall be appointed under the AAA Commercial Arbitration Rules applicable to the proceeding. The arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award. The award of the arbitrator shall be final, and judgment upon the award may be entered in any state or federal court located in Colorado. The costs of such arbitration proceeding shall be borne by the party that does not prevail in the arbitration, or if a determination of the prevailing party is not made by the arbitrator, such costs shall be borne equally by the parties to such arbitration. The parties agree that all of the negotiations and arbitration proceedings relating to such disputes and all testimony, transcripts and other documents relating to such arbitration shall be treated as confidential and will not be disclosed or otherwise divulged to any other person except as necessary in connection with such negotiations and arbitration proceedings. Notwithstanding anything to the contrary in this Section, the parties shall have the right to seek temporary, preliminary and permanent equitable relief including injunctive relief and specific performance, to prevent any breach or threatened breach of this Agreement in accordance with the AAA Commercial Arbitration Rules.

12.13	Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

12.14	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

12.15	Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16	Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.04 will be deemed effective service of process on such Party.

12.17	Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.18	Specific Performance. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the day and year first above written.

Seller

Akerna Corp.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	CEO

Buyer

365 Holdco LLC

By:	/s/ Jeff Kiehn
Name and Title:	Jeff Kiehn, authorized person

The Company

The Nav People, Inc.

By:	/s/ Jessica Billingsley
Name and Title:	Jessica Billingsley, CEO

[Signature Page to Stock Purchase Agreement]